Exhibit 99.1

The Children's Internet Announces
Definitive Stock Purchase Agreement

TCI also appoints Richard J. Lewis III as Interim CEO and CFO

SAN RAMON, Calif.— October 22, 2007—The Children's Internet, Inc. (OTC BB: CITC.OB) ("TCI" or the "Company") today announced that it has signed a definitive stock purchase agreement with The Children's Internet Holding Company LLC ("TCI Holding"), an investor group led by Richard J. Lewis III, that will purchase controlling interest in the Company. The agreement replaces the interim stock purchase agreement that was previously announced.

Under the definitive agreement, TCI Holding will purchase 120,000,000 shares of newly-issued TCI common stock from the Company for $7.5 million and 8,040,988 shares of TCI common stock from Shadrack Films, Inc. (the majority shareholder of TCI and an affiliate of the former CEO Sholeh Hamedani) for $500,000 (collectively, the "Transaction"). Of the $8 million total Transaction purchase price, the $500,000 payable to Shadrack plus up to an additional $2.2 million is expected to be turned over to the Securities and Exchange Commission (the "SEC") as part of a proposed agreement to resolve the outstanding SEC claims against the Company, Nasser Hamedani, Sholeh Hamedani, and Two Dog Net, which they have currently agreed to in principle with the SEC San Francisco staff. Final resolution of the SEC lawsuit is subject to final approval by the SEC headquarters. Additionally, a condition of the definitive agreement is that the Company shall be fully and completely released from all obligations that are owed to Sholeh Hamedani, Nasser Hamedani, Shadrack, Two Dog Net or any of their affiliates. The remaining $5.3 million will be used by the Company for working capital and payment of liabilities.

Under the terms of the definitive agreement, Ms. Sholeh Hamedani resigned as Chief Executive Officer and Chief Financial Officer and Richard J. Lewis III was appointed Interim Chief Executive Officer and Interim Chief Financial Officer. The TCI Board of Directors will continue to represent the Company in the transaction. Day-to-day operations of the Company will be supervised by Mr. Lewis as its Interim CEO.

Completion of the Transaction is subject to various conditions and is expected to occur in December 2007. Further details of the agreement can be found in the Company's Form 8-K which will be filed on or before October 25, 2007, which will be available on the SEC's website: www.sec.gov.

"While negotiations were longer than anticipated, I am extremely pleased with the end results. In particular, during this period, TCI Holding has been able to establish on behalf of the Company some potential strategic alliances and strong business relationships that we believe will allow the Company to initiate its new plan of operation once we close the Transaction. I am very excited for the future of the Company," said Mr. Lewis.

About The Children's Internet, Inc.

The Children's Internet, Inc., http://www.ChildrensInternet.com is the exclusive marketer and distributor of The Children's Internet® membership based service created just for kids. The Children's Internet is the most comprehensive, secure Internet service and "educational super portal" for children, pre-school to junior high, providing them with SAFE, real time access to millions of the best pre-selected, pre-approved educational and entertaining web pages accessed through a kid-friendly search engine.

The Children's Internet provides kids with a rich array of easy to use applications, including secure e-mail, search engine, homework help, games, news, learning activities and virtually limitless educational resources all within its safe, protected online community that gives kids a sense of freedom and parents total peace of mind!

Awards won by The Children's Internet®:

The Children's Internet® was declared winner of Outstanding Products of 2006 by iParenting Media Awards in the software category.

The Children's Internet® received the coveted National Parenting Center's Seal of Approval.

The Children's Internet® was ranked by PC Magazine as Editors' Choice in the category of "Kids' Browsers and Services" and declared the winner, rated #1 over AOL, MSN and EarthLink.

About Richard J. Lewis III:

Richard J. Lewis III has been a practicing attorney for over twenty years in the State of California in the municipal and corporate finance fields. During that time he worked for such prestigious law firms as Mudge Rose Guthrie Alexander & Ferdon and Whitman Breed Abbott & Morgan. Mr. Lewis stopped practicing law full time in 1996 and became CEO of a waste-to-energy company, where he oversaw the funding, construction and installation of the first commercial municipal wastewater treatment gasification plant in Philadelphia, Pennsylvania.

Forward-Looking Statements

This press release may be deemed to contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements are made as of today's date and we do not undertake any obligation to update forward-looking statements. You can identify such statements by our use of such words as "should," "expect," "will," "intends," and similar words and phrases which denote future events and which may depend on the future performance of the Company. Specifically, these include statements as to the expected percentage ownership in TCI upon completion of the transaction, the terms of any agreement with the SEC and whether or not the transaction will be consummated. Our assumptions underlying these statements are also "forward-looking" statements. Forward-looking statements are based on information and assumptions that are dynamic in nature and subject to rapid and sometimes abrupt changes. Our forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the statements. Our forward-looking statements are also subject to important risks and uncertainties detailed in our latest reports filed with the SEC and available on its website at www. sec.gov.

INVESTOR RELATIONS CONTACT:

Investor Relations:
ir@tciholdingco.com
Phone: (916) 965-5300
Fax: (916) 965-8275